LIMITED POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that I, Andy T. Atchison, the undersigned, of Shawnee, Kansas, hereby make, constitute and appoint Steven F. Crooke or Shellie L. Clausen, each of Layne Christensen Company, 1800 Hughes Landing Blvd., Suite 700, The Woodlands, Texas, my true and lawful attorney-in-fact for me and in my name, place, and stead giving severally unto said Mr. Crooke, and Ms. Clausen full power to execute and to file with the Securities and Exchange Commission ("SEC") as my attorney-in-fact, any and all SEC Forms
3, 4, 5 or 144 required to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, in connection with my beneficial ownership of equity securities of Layne Christensen Company.

	The rights, powers, and authority of said attorney-in-fact herein granted shall commence and be in full force and effect as the date hereof, and such rights, powers, and authority shall remain in full force and effect for as long as the undersigned is subject to the reporting requirements of Section 16 or until revoked in writing by the undersigned, whichever first occurs.

	IN WITNESS WHEREOF, the undersigned has executed this Limited Power of Attorney as of this 29 day of July, 2014.



      				/s/Andy T. Atchison
      				__________________________
      				Andy T. Atchison

State of Texas      )
                    )ss.
County of Montgomery)

	On this 29th day of July, 2014, before me a notary public in and for said state, personally appeared Andy T. Atchison, to me personally known, who being duly sworn, acknowledged that he had executed the foregoing instrument for purposes therein mentioned and set forth.

				/s/Cindy L. Taylor
      				__________________________
      				Notary Public
[SEAL]

My Commission Expires: 6/10/17